Exhibit 5.2

Suite 1919, 630 Fifth Avenue, (45 Rockefeller Plaza)

New York, NY 10111, USA

T: (1-212) 703-8702

F: (1-212) 703-8720

March 29, 2021

Scienjoy Holding Corporation

3rd Floor, JIA No. 34,

Shenggu Nanli, Chaoyang District,

Beijing

People’s Republic of China

Re: Registration Statement on Form F-1

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special U.S. counsel to Scienjoy Holding Corporation, a British Virgin Islands company (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the issuance from time to time by the Company of up to 350,625 ordinary shares upon the exercise of 701,250 warrants of the Company (“Warrants”), each exercisable for 1/2 ordinary share, no par value, of the Company (“Ordinary Shares”). The Registration Statement also relates to the offer and sale by certain securityholders set forth in the prospectus contained in the Registration Statement and any supplement to the prospectus of up to (i) 3,021,108 Ordinary Shares and (ii) 270,000 Warrants held by Oriental Holdings Limited (the “Oriental Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to authentic originals of all documents submitted to us as certified or photostatic copies, (v) that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto, and (vi) that in case of the Warrants, payments have been paid in accordance with the agreements governing the issuance of such Warrants. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with officers, employees and other representatives of the Company and upon certificates of public officials.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Oriental Warrants are legal, valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed herein are qualified to the extent that enforceability may be limited by and be subject to (i) the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), (ii) the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

Suite 1919, 630 Fifth Avenue, (45 Rockefeller Plaza)

New York, NY 10111, USA

T: (1-212) 703-8702

F: (1-212) 703-8720

The opinions expressed herein are based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

The opinions expressed herein that are based on the laws of the State of New York are limited to the laws generally applicable in transactions of the type covered by the Registration Statement. No opinion is expressed herein as to compliance with or the effect of federal or state securities or blue-sky laws. We undertake no responsibility to update or supplement this opinion in response to changes in law or future events or other circumstances.

This opinion letter is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon or otherwise referred to by any other person for any other purpose.

This opinion letter is being furnished in accordance with the requirements of Item 601 of Regulation S-K promulgated under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Jun He Law Offices LLC